UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC  20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): January 28, 2016 (January 24, 2016)

On Track Innovations Ltd.
(Exact Name of Registrant as Specified in Its Charter)

Israel
(State or Other Jurisdiction of Incorporation)

000-49877	N/A
(Commission File Number)	(IRS Employer Identification No.)

Z.H.R. Industrial Zone, P.O. Box 32, Rosh-Pina, Israel	12000
(Address of Principal Executive Offices)	(Zip Code)

011 972 4 6868000
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 24, 2016, the registrant appointed Yishay Curelaru, age 34, as its Chief Financial Officer, succeeding former Chief Financial Officer, Shay Tomer, effective January 31, 2016.

Mr. Curelaru was appointed as the registrant’s controller and deputy Chief Financial Officer in July 2013, and has overseen the registrant's finance department in this capacity. Prior to joining the registrant, Mr. Curelaru was a senior accountant at PricewaterhouseCoopers (PwC) beginning in 2011. Mr. Curelaru also served as a captain in the Special Forces of the Israeli Defense Forces in the years 2000 until 2005. Mr. Curelaru received a B.A. in economics and accounting from the Ben-Gurion University of the Negev, and he is a Certified Public Accountant in Israel.

The initial employment agreement of Mr. Curelaru with the registrant, dated July 2, 2013, provides that Mr. Curelaru shall act as the registrant’s controller deputy Chief Financial Officer in the finance department. As of January 31, 2016, Mr. Curelaru has been promoted and appointed as the Company’s Chief Financial Officer and accordingly a new employment agreement or amendment to his latest employment agreement is intended to be executed by Mr. Curelaru for his current position as the Company’s Chief Financial Officer, subject to the approvals required by law of Mr. Curelaru’s terms of employment by the Compensation Committee and Board of Directors of the registrant. The registrant and Mr. Curelaru have agreed Mr. Curelaru will enter into office as the registrant’s Chief Financial Officer on January 31, 2016, in consideration of a monthly gross salary of NIS 38,000, and shall be eligible to receive an annual bonus of up to 4 months’ gross base salary and other officers standard benefits, subject to the registrant’s applicable policies. Mr. Curelaru’s employment shall be for an unspecified term and either party may terminate the employment agreement upon 3 months advance notice. The registrant intends to submit Mr. Curelaru’s employment terms for approval at an upcoming Compensation Committee and Board of Directors meetings.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

On Track Innovations Ltd.

Date: January 28, 2016	By:	/s/ Shlomi Cohen
Name: Shlomi Cohen
Title: Chief Executive Officer